               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549
                            _________

                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                Date of Report:  August 12, 1997
                (Date of earliest event reported)


                  D E E R E   &   C O M P A N Y
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-4121
                    (Commission File Number)

                           36-2382580
                (IRS Employer Identification No.)

                         John Deere Road
                     Moline, Illinois  61265
      (Address of principal executive offices and zip code)

                          (309)765-8000
      (Registrant's telephone number, including area code)

             _______________________________________
 (Former name or former address, if changed since last report.)


                       Page 1 of 9 pages.
              The Exhibit Index appears at Page 4.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)    Exhibits

                (99)    Press release and additional information.















































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                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            DEERE & COMPANY



                            By   /s/ Frank S. Cottrell
                                ---------------------------------
                                Frank S. Cottrell, Secretary


Dated:  August 12, 1997




































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                          Exhibit Index



                                                       Sequential
Number and Description of Exhibit                      Page Number
---------------------------------                      -----------


(99)  Press release and additional information            Pg. 5












































                             Page 4

                                                 EXHIBIT 99


                     Contact:  Marie Z. Ziegler
                               Director, Investor Relations
                               Deere & Company
                               (309)765-5014


DEERE & COMPANY THIRD QUARTER 1997 EARNINGS
-------------------------------------------

For Immediate Release (August 12, 1997)

    MOLINE, ILLINOIS - Deere & Company today reported record third quarter worldwide net income of $252.7 million or $1.00 per share for the quarter ended July 31, an increase of 27 percent in earnings per share compared with $204.4 million or $.79 per share in the third quarter of 1996. Net income for the first nine months was $748.8 million or $2.94 per share compared with $643.4 million or $2.46 per share last year. Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The higher profits resulted from strong worldwide retail demand for the company's products, especially tractors and combines. Operating margins also continued at historically strong levels, reflecting the results of the company's continuous improvement and quality initiatives. Net income for the first nine months increased 16 percent compared with last year, while net income per share increased 20 percent due to the company's previously announced share repurchase program."

    Worldwide net sales and revenues increased 18 percent to $3.430 billion for the third quarter and 12 percent to $9.347 billion for the first nine months of 1997 compared with $2.905 billion and $8.311 billion, respectively, last year. Of these amounts, sales of agricultural, construction and commercial and consumer equipment were up 19 percent for the quarter and 13 percent for the nine months. International demand continued to be strong, with export sales from the United States totaling $585 million for the quarter and $1,524 million year-to-date compared to $495 million and $1,219 million for the same periods last year. Additionally, overseas sales also increased, rising by seven percent over last year's strong third quarter levels and 12 percent for the first nine months compared with a year ago. Overall, the company's physical volume of sales (excluding the sales by the newly consolidated Mexican subsidiaries) increased 12 percent for the first nine months of 1997 compared to last year reflecting strong worldwide demand for our products, including shipments to the former Soviet Union.

    The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $221.1 million for the third quarter and $635.1 million for the first nine months of 1997

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compared with $153.1 million and $486.6 million for the same periods last year. Worldwide equipment operating profit increased to $384 million or 13 percent of net sales for the quarter and to $1,095 million or 14 percent of net sales for the first nine months of 1997 compared with $284 million or 11 percent of net sales for the quarter and $889 million or 12 percent of net sales for the first nine months of last year. Worldwide agricultural equipment operating profit increased 29 percent to $279 million for the quarter and 31 percent to $813 million for the first nine months compared with $216 million and $619 million, respectively, last year, reflecting higher production and sales volumes and improved operating efficiencies. Worldwide construction equipment operating profit totaled $60 million in the quarter and $175 million year-to-date compared with $53 million and $153 million, respectively, last year, reflecting higher sales and improved operating efficiencies, partially offset by start-up expenses primarily at the new Torreon engine facility. Worldwide commercial and consumer equipment operating profit totaled $45 million for the quarter and $107 million year-to-date compared with last year's $15 million and $117 million, respectively. The improvement in quarterly earnings was due primarily to higher shipments resulting from strong demand coupled with the impact from the division's continuing asset control program which focuses on providing products closer to the required customer delivery dates. Year-to-date results were lower compared with last year reflecting higher growth expenditures and costs associated with the discontinuation of the electric start string trimmer line recorded during the second quarter of 1997, which were partially offset by higher sales volume. Overseas equipment operating profit totaled $109 million for the quarter and $290 million year-to-date, compared to $104 million and $265 million, respectively, a year ago, reflecting continued strong sales demand.

    The company's asset management initiatives continued to show excellent results. Equipment operations' assets at July 31, 1997 represented 70 percent of the last 12 months net sales compared with 76 percent a year ago. Trade receivables and company inventories totaled $4.684 billion at July 31 compared with $4.445 billion at the end of the same period last year.

    During the quarter, the company acquired Kemper, GmbH, a leading European producer of specialized corn heads. Additionally, the company recently formed a joint venture with the Jiamusi Combine Harvester Factory located in Heilongjiang Province in China, which manufactures and markets combines for the Chinese market. These investments are a part of the company's continuing growth initiatives and should enhance Deere's presence in these important markets.

    Net income of the financial services subsidiaries was $26.8 million for the third quarter and $110.2 million year-to-date compared with $48.1 million and $149.2 million, respectively, last year. Net income of the credit operations was $41.6 million

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for the quarter and $106.1 million for the first nine months this year compared with $35.3 million and $109.7 million, respectively, last year. Third quarter earnings reflect higher income from a larger average receivable and lease portfolio and gains from the sale of retail notes. Year-to-date results decreased primarily due to narrower financing spreads and higher expenditures associated with several growth initiatives, which were partially offset by higher income from the larger average portfolio. Net income of the insurance operations was $6.6 million for the quarter and $23.7 million year-to-date this year compared with $8.0 million and $26.3 million, respectively, last year. The decreases reflect lower investment income in both periods of this year, lower underwriting results in the third quarter of this year due to both assigned risk business assessments and less favorable loss experience, coupled with a small gain from the sale of the personal lines business in the first nine months of last year. The health care operations incurred a net loss of $21.4 million for the quarter and $19.6 million year-to-date this year compared with net income of $4.8 million and $13.2 million, respectively, last year. The losses reflect continuing higher claims costs, reduced margins on the health care insured business portfolio caused by highly competitive industry market conditions, a strengthening of health care claims reserves and higher selling, administrative and general expenses. Additionally, charges associated with the recently planned closure of two health care centers were recorded in the quarter. Despite these losses on external business, John Deere Health Care's efforts in controlling Deere's internal health care costs, the primary mission of these operations, remain on target with previous expectations and are expected to continue to provide Deere & Company with high quality health care at competitive costs.

Outlook

    "The company's excellent financial results and the continued strong levels of demand for our products provide a solid base for future operations," Becherer said. "Retail demand for 1997 is benefiting from a growing global economy, healthy agricultural markets and generally high levels of farmer confidence. Improving dietary trends and rapid income growth in many developing nations continue to stimulate strong demand for farm commodities. Despite lower commodity prices compared to a year ago, this year's good anticipated harvests should bolster farm cash income. Additionally, substantial payments to farmers provided by the U.S. farm bill, which are unrelated to commodity prices, continue to promote solid agricultural cash flow to farmers. Based on these factors, as well as strong overseas demand and the excellent customer response to the many new and innovative products being introduced by the company, we expect worldwide agricultural demand to remain at high levels throughout 1997.

    "Industry retail demand for construction equipment is strong and is expected to remain at current levels throughout the remainder of the year as favorable economic growth, rising

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incomes and low inflation rates continue to result in good
housing demand," Becherer said. "Additionally, Deere's retail demand is benefiting from sales of the recently introduced new construction equipment models. Commercial and consumer equipment industry retail sales volumes increased compared with last year's levels, which were unfavorably impacted by adverse weather during the spring selling season. Retail volumes for both the industry and Deere are expected to be at strong levels throughout the remainder of the year. The credit and insurance operations are expected to remain at good levels reflecting both the healthy demand for the company's products and continued economic growth. Health care margins will continue under pressure due to the extremely competitive operating conditions in that market place.

    "Based on this outlook, the 1997 planned comparable physical volume of sales has been increased and is now expected to be approximately 11 percent higher than last year," Becherer said. "Fourth quarter comparable physical volume of sales also has been increased, and is expected to be approximately eight percent higher than a year ago. Additionally, negotiations are currently underway on a new labor agreement which will replace the current agreement that expires October 1, 1997 covering all U.A.W. employees. It is premature to determine the results of these discussions.

    "Overall, the outlook for the company's businesses remains very positive," Becherer said. "Our overall net sales and revenues continue to benefit from favorable market conditions and our new product introductions. Although we are investing in numerous strategic growth opportunities, our operating margins are benefiting from our continuous improvement initiatives. Additionally, the company's excellent worldwide dealer organization, which provides a strong and important link to our customers, continues to effectively market and support our lines of quality products while assisting the company in attaining exceptionally high levels of customer satisfaction. In summary, industry demand for our products remains strong, and the recent introductions of a wide array of exciting new products should promote market share growth in existing and new markets throughout the world. Based on these factors, we expect continued excellent operating performance."

John Deere Capital Corporation

    The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

    John Deere Capital Corporation's net income was $37.8 million in the third quarter and $96.5 million for the first nine months of 1997 compared with $32.3 million and $102.5 million for the same periods last year. Third quarter earnings reflect higher income from a larger average balance of receivables and leases financed and gains from the sale of retail notes. Year-to-date

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results decreased primarily due to narrower financing spreads and higher expenditures associated with several growth initiatives, which were partially offset by higher income from a 19 percent increase in the average balance of receivables and leases financed during the first nine months.

    Financing receivable and lease acquisition volumes increased nine percent for the quarter and 18 percent for the first nine months of 1997 compared to a year ago primarily due to the increased sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased compared with last year.

    Net receivables and leases financed by John Deere Capital Corporation were $6.214 billion at July 31, 1997 compared with $5.297 billion one year ago. The increase resulted from financing receivable and lease acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $7.254 billion at July 31, 1997 compared with $6.411 billion at July 31, 1996.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements under the "Outlook" heading, which relate to future operating periods, are subject to important risks and uncertainties that could cause actual results to differ materially. The company's businesses include equipment operations (agricultural, construction and commercial and consumer) and financial services (credit, insurance and health care). Forward-looking statements relating to these businesses involve certain factors that are subject to change, including: the many interrelated factors that affect farmers' confidence, including worldwide demand for agricultural products, world grain stocks, commodities prices, weather, animal diseases, crop pests, harvest yields, real estate values and government farm programs; general economic conditions and housing starts; legislation, primarily legislation relating to agriculture, the environment, commerce and government spending on infrastructure; actions of competitors in the various industries in which the company competes; production difficulties, including capacity and supply constraints; dealer practices; labor relations; interest and currency exchange rates; accounting standards; and other risks and uncertainties. The company's outlook is based upon assumptions relating to the factors described in the preceding sentence. Further information concerning the company and its businesses, including factors that potentially could materially affect the company's financial results, is included in the company's most recent annual report on Form 10-K as filed with the Securities and Exchange Commission.
                              # # #
The attached data accompany this press release.

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

                Third Quarter 1997 Press Release
                --------------------------------

Net sales and revenues:
(millions of dollars)
                        Three Months Ended     Nine Months Ended
                              July 31               July 31
                        -------------------   -------------------
                                        %                     %
                        1997    1996   Chng   1997    1996   Chng
                       ------  ------  ----  ------  ------  ----
Net sales:
  Agricultural
    equipment          $1,907  $1,612  + 18  $5,128  $4,437  +16
  Construction
    equipment             579     496  + 17   1,631   1,454  +12
  Commercial and
    consumer equipment    507     408  + 24   1,344   1,261  + 7
      Total net sales   2,993   2,516  + 19   8,103   7,152  +13
Financial Services
  revenues                400     352  + 14   1,135   1,059  + 7
Other revenues             37      37           109     100  + 9
    Total net sales
      and revenues     $3,430  $2,905  + 18  $9,347  $8,311  +12

United States and
    Canada:
  Equipment net sales  $2,113  $1,691  + 25  $5,748  $5,050  +14
  Financial Services
    revenues              400     352  + 14   1,135   1,059  + 7
      Total             2,513   2,043  + 23   6,883   6,109  +13
Overseas net sales        880     825  +  7   2,355   2,102  +12
Other revenues             37      37           109     100  + 9
    Total net sales
      and revenues     $3,430  $2,905  + 18  $9,347  $8,311  +12

Operating profit*:
  Agricultural
    equipment          $  279  $  216  + 29  $  813  $  619  +31
  Construction
    equipment              60      53  + 13     175     153  +14
  Commercial and
    consumer equipment     45      15  +200     107     117  - 9
  Equipment Operations    384     284  + 35   1,095     889  +23
  Financial Services       41      75  - 45     171     229  -25
    Total operating
      profit              425     359  + 18   1,266   1,118  +13
Interest and corporate
  expenses - net          (21)    (39) - 46     (71)   (110) -35
Income taxes             (151)   (116) + 30    (446)   (365) +22
    Net income         $  253  $  204  + 24  $  749  $  643  +16



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

                Third Quarter 1997 Press Release
                --------------------------------


Selected balance sheet data:
(millions of dollars)
                               July 31    October 31     July 31
                                1997         1996         1996
                               -------    ----------     -------
Equipment Operations:
  Trade accounts and notes
    receivable - net             3,513        3,153        3,504
  Inventories                    1,171          829          941

Financial Services:
  Financing receivables and
    leases financed - net        6,811        6,086        5,926
  Financing receivables and
    leases administered - net    8,100        7,487        7,119
  Insurance companies' assets    1,015        1,068        1,068
  Health care companies'
    assets                         240          236          226

Average shares
  outstanding              254,530,315  260,547,221  261,340,899

* Operating profit is defined as income before interest expense, foreign exchange gains and losses, income taxes and certain corporate expenses, except for the operating profit of Financial
Services which includes the effect of interest expense.























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